Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-123438

                 Prospectus Supplement No. 3 dated June 28, 2005
                        (To Prospectus dated May 6, 2005)

XOMA

$60,000,000 Principal Amount of
6.50% Convertible Senior Notes due 2012
and 35,008,536 Common Shares of XOMA Ltd.
Issuable on Conversion of the Notes


     This document supplements the prospectus dated May 6, 2005, as amended and supplemented from time to time, relating to the resale by the holders of convertible senior notes due February 1, 2012 and the common shares issuable upon conversion of the notes. The information set forth in this prospectus supplement reflects updates to information previously provided in the prospectus dated May 6, 2005 and the prospectus supplements dated June 3, 2005 and June 16, 2005 and does not reflect any issuance of new securities by XOMA Ltd.

     This prospectus supplement is incorporated by reference into, and should be read in conjunction with, the prospectus dated May 6, 2005, including any amendments or supplements to it. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus dated May 6, 2005, including any amendments or supplements to it.

     The table of selling security holders contained on pages 48-49 of the prospectus dated May 6, 2005 (as supplemented by the prospectus supplements dated June 3, 2005 and June 16, 2005) is hereby supplemented with the information contained in the table set forth below.


------------------------- ------------ ------------ ------------ ---------- ------------ ------------ ------------ -----------


                                                                                                        Common
                          Principal                   Common                                Notes       Shares
                          Amount                      Shares                                Owned        Owned
                          of Notes                  Beneficially            Percentage      After        After
                          Beneficially Percentage      Owned     Conversion  of Common   Completion   Completion
                          Owned and     of Notes     Prior to     Shares      Shares         of           of         Material
Name                      Offered      Outstanding   Offering     Offered   Outstanding   Offering     Offering    Relationships
                                                        (1)         (2)         (3)          (4)          (4)         (5)
------------------------- ------------ ------------ ------------ ---------- ------------ ------------ ------------ -----------

DE Shaw Investment        $500,000          *            --        266,738        *            --            --          None
Group, L.L.C.
------------------------- ------------ ------------ ------------ ---------- ------------ ------------ ------------ -----------
DE Shaw Valence           $4,500,000      7.5%           --       2,400,640     2.7%           --            --          None
Portfolios, L.L.C.
------------------------- ------------ ------------ ------------ ---------- ------------ ------------ ------------ -----------
Radcliffe SPC Ltd. for    $3,350,000      5.6%           --       1,787,143     2.0%           --            --          None
and on behalf of the
Class A Convertible
Crossover Segregated
Portfolio
------------------------- ------------ ------------ ------------ ---------- ------------ ------------ ------------ -----------
SG Americas Securities,   $3,950,000      6.6%           --       2,107,229     2.4%           --            --          None
LLC
------------------------- ------------ ------------ ------------ ---------- ------------ ------------ ------------ -----------


_______________

*         Less than 1%

(1)  Does not include common shares issuable upon conversion of the notes.

(2) Represents common shares issuable upon conversion of the notes that are beneficially owned and offered by the selling security holder, assuming a conversion ratio of 533.4756 common shares per $1,000 principal amount of notes and a cash payment in lieu of any fractional share interest. The number of common shares issuable upon conversion is subject to adjustment as described under "Description of the Notes--Conversion rights."

(3) Percentage ownership is based on 86,252,640 common shares outstanding as of June 27, 2005 plus the common shares into which the notes of such securityholder may be converted.

(4) Assumes that all of the notes and/or all of the common shares into which the notes are convertible are sold.

(5) Includes any position, office or other material relationship which the selling security holder has had within the past three years with XOMA Ltd. or any of its predecessors or affiliates.



     Information concerning the selling security holders may change from time to time and any changed information will be set forth in additional supplements to the prospectus if and when necessary. In addition, the conversion rate and, therefore, the number of common shares issuable upon conversion of the notes, is subject to adjustment under certain circumstances.


     Investing in the notes involves risks some of which are described in the "Risk Factors" section beginning on page 9 of the prospectus.



                                 End of Filing